Exhibit 99.1

October 30, 2014

CareTrust REIT, Inc. Announces First Full Quarter of Operating Results

Conference Call and Webcast Scheduled for October 31, 2014 at 10:00 am PT

MISSION VIEJO, Calif., Oct. 30, 2014 (GLOBE NEWSWIRE) — CareTrust REIT, Inc. (Nasdaq:CTRE) filed its first full quarterly report as an independent and standalone company since its successful tax-free spin-off from its former parent, The Ensign Group, Inc. (Nasdaq:ENSG), which occurred on June 1, 2014.

Quarter Highlights Include:

•	Net income was $2.0 million, or $0.09 per diluted common share for the quarter ended September 30, 2014;

•	Normalized Funds from Operations was $0.33 per diluted common share;

•	Normalized Funds Available for Distribution was $0.35 per diluted common share;

•	CareTrust completed the earnings and profits allocation in connection with the spin-off in order to facilitate its qualification as a REIT for 2014, and declared a special dividend of $5.88 per share related to the earnings and profits allocation; and

•	Subsequent to quarter-end, the Company announced that it had entered into an agreement to acquire $12.0 million of new seniors housing investments.

Inaugural Investments Announced

“We are pleased to be reporting that we have not only made significant progress in completing the required earnings and profits distribution, which is the ultimate step in our spin-off from Ensign, but we have also signed agreements to make our first investments as a standalone real estate investment company,” commented Greg Stapley, CareTrust’s Chairman and Chief Executive Officer.

Mr. Stapley explained that the complex earnings and profits calculations were necessary to determine how much of Ensign’s historical earnings and profits would be allocated to CareTrust, and how much CareTrust would therefore need to “purge,” or pay out in dividends for pre-spinoff periods, in order to qualify as a real estate investment trust for 2014. He noted that a special dividend of $5.88 per share had been declared to effectuate the purging distribution. “We are excited to put this last major step of the spin-off behind us, and to finally be able to focus 100% of our attention on growing CareTrust,” he added.

Mr. Stapley also noted that the Company has signed an agreement to make its first investment, a portfolio of three Idaho assisted living and memory care facilities, for $12.0 million. He reported that the Idaho investment is the first of several the Company believes it can close in the fourth quarter. “Our pipeline for potential capital deployment opportunities is growing daily, and we are actively working to close more investments before year end,” he said. “More importantly, we are steadily assembling a nationwide corps of best-in-class operators who we believe will be great operating partners for our new investments for years to come,” Mr. Stapley added.

William Wagner, CareTrust’s Chief Financial Officer, reported that the Company’s liquidity and credit relationships position it well for its aggressive but disciplined growth plan, with a sizable acquisition fund between its substantial cash on hand and the immediate availability on its undrawn $150 million credit facility. “As of September 30, 2014, our remaining cash on hand exceeds $55 million, after taking into account the $33 million cash earmarked for the special dividend,” said Mr. Wagner. The combined cash and borrowing capacity gives CareTrust the means to grow “in a disciplined but exciting way,” he said.

Prior to June 1, 2014, CareTrust was a wholly-owned real estate subsidiary of The Ensign Group, Inc. On June 1, 2014, Ensign completed the separation of its healthcare business and its real estate business into two separate and independent publicly traded companies through the distribution of all of the outstanding shares of common stock of CareTrust to Ensign shareholders on a pro rata basis. In the spin-off, Ensign shareholders received one share of CareTrust common stock for each share of Ensign common stock held at the close of business on May 22, 2014.

Financial Results for the Quarter Ended September 30, 2014

Discussing financial results for the quarter, Mr. Wagner explained that the third quarter is actually CareTrust’s first full quarter as an independent, stand-alone company with the new revenue and cost structures established at the June 1 spin-off from Ensign.

“Year-over-year comparisons will be difficult, as our filings will continue to necessarily include historical results based on pre-spin financials that included the old intercompany leases which were replaced on June 1,” he warned. “With a full quarter now under our belt, extrapolating a projection for our first full year from the completed quarter will likely be much more useful than looking to the historical financials,” he added.

For the quarter ended September 30, 2014, Mr. Wagner reported that the Company generated Funds from Operations or “FFO” of $7.3 million or $0.33 per diluted share, and Funds Available for Distribution or “FAD” of $7.9 million or $0.35 per diluted common share. After adjusting for one-time costs associated with the spin-off that were incurred during the quarter, normalized FFO was $7.4 million or $0.33 per diluted share, and normalized FAD was $7.9 million or $0.35 per diluted share. Net income was $2.0 million, or $0.09 per diluted common share.

Current Liquidity

Mr. Wagner also reported that, as of September 30, 2014, the Company had approximately $88.8 million in cash on hand, plus borrowing availability of $84.2 million under its undrawn $150 million senior secured revolving credit facility. He noted that $33.0 million of the cash will be distributed in the Company’s upcoming earnings and profits purging distribution, which is required for the Company to qualify as a real estate investment trust for 2014.

Portfolio & Acquisition Pipeline

Management sounded an upbeat note regarding the Company’s prospects for growth, reporting $12.0 million of new private-pay seniors housing investments at an initial cash yield of 8.5%, which are expected to close before the end of the year, and the continued development of a robust pipeline of investment opportunities. CareTrust has 97 properties in ten states, with 8,375 skilled beds, 1,494 assisted living units, and 516 independent living units leased and in operation. Of the 97 properties CareTrust owns, 94 are net-leased to its former parent, Ensign, and three independent livings are operated by the Company. Management affirmed that the Company is actively working with a variety of owners, operators and brokers to source compelling opportunities to extend the CareTrust footprint nationwide, with several acquisition, growth and diversification prospects in its pipeline.

2014 Guidance

CareTrust updated its previously-issued guidance, which had covered the 12-month period following the June 1 spin-off from Ensign. Instead, Management issued updated guidance for 2014 only, the seven-month period following the spin-off.

The 2014 guidance includes projected revenues of approximately $33 million from the Ensign master leases ($56 million annually), approximately $14 million in interest expense, and $2.6 million in general and administrative expense. The Company also projected 2014 normalized FFO, normalized FAD and net income of $0.73 to $0.75, $0.79 to $0.81, and $0.16 to $0.17 per diluted common share, respectively. This guidance assumes diluted weighted average common shares outstanding of approximately 22.4 million and no additional acquisitions or dispositions, and excludes the effects of cash- and stock-based incentive compensation and spin-related costs, as well as any shares to be issued in connection with the upcoming purging distribution.

Mr. Wagner noted that the Company plans present full year guidance for calendar 2015, which will take into account all investments closed in 2014, in conjunction with the Company’s year-end earnings release.

Earnings & Profits Purging Distribution

As previously announced, the special dividend of $132.0 million, or approximately $5.88 per share, will be paid on December 10, 2014 (the “Payment Date”), to stockholders of record on October 31, 2014 (the “Record Date”) in a combination of cash and shares of CareTrust common stock. The amount of cash distributed will be $33.0 million, with the remainder paid in shares. Stockholders of record on the Record Date will receive an election form providing for a choice of all cash or all shares, which must be completed and returned by the close of business on the election deadline of December 1, 2014. Stockholder elections are subject to proration to the extent needed to ensure the distribution of $33.0 million in cash and the remainder in shares. The number of shares to be distributed in the special dividend will be determined based on the trading price of CareTrust’s common stock during the two trading days immediately following the election deadline, with an appropriate adjustment to reflect the value of the dividend.

NASDAQ has informed CareTrust that the special dividend will be subject to NASDAQ’s due bill trading requirements because the per-share amount of the dividend represents a distribution of greater than 25% of the stock price on the declaration date.

Due bills obligate sellers to deliver the dividend to buyers. The due bill obligations are settled customarily between the brokers representing the buyers and sellers of stock. The Company has no obligation for the amount of the due bill or the processing of due bills. NASDAQ will require that CareTrust common stock trade with due bills from October 29, 2014 until the close of trading on the Payment Date of December 10, 2014. For CareTrust stockholders, this means that if they sell shares through NASDAQ on or after October 29, 2014, and on or before the Payment Date, they will also sell their entitlement to the special dividend to the respective purchasers of the shares.

CareTrust common stock will begin trading on an ex-distribution basis, without due bills attached (i.e., without the entitlement to receive the special dividend), from the opening of trading on December 11, 2014 (i.e. the first trading day after the Payment Date).

Each stockholder’s tax consequences may vary depending upon the election made and other factors based on their circumstances. Each stockholder will be required to include the special dividend as taxable income, even if the stockholder receives all or mostly shares, and little or no cash. Each stockholder is urged to consult with its tax advisor before making an election.

Conference Call

A live webcast will be held on Friday, October 31, 2014, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time), during which CareTrust’s management will discuss the Company’s third quarter 2014 results. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the CareTrust website at http://investor.caretrustreit.com/. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific Time on Friday, November 14, 2014.

About CareTrust™

CareTrust REIT, Inc. is a publicly-traded real estate investment company that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. CareTrust is organized and conducts its operations so as to qualify as a REIT for U.S. federal income tax purposes. With 94 net-leased healthcare properties and three operated seniors housing properties in ten states, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at http://www.caretrustreit.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on Management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although Management believes that the assumptions underlying the forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that their expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: (i) the ability to achieve some or all of the expected benefits from the completed spin-off and to successfully conduct the Company’s business following the spin-off; (ii) the ability and willingness of Ensign to meet and/or perform its obligations under the contractual arrangements that it entered into with the Company in connection with the spin-off, including the Master Leases, and any of its obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities; (iii) the ability and willingness of the Company’s tenants to (a) comply with laws, rules and regulations in the operation of the properties the Company leases to them, and (b) renew their leases with the Company upon expiration, or in the alternative, (c) the Company’s ability to reposition and re-let the Company’s properties on the same or better terms in the event of nonrenewal or replacement of an existing tenant and any obligations, including indemnification obligations, that the Company may incur in replacing an existing tenant; (iv) the availability of, and the ability to identify and acquire, suitable acquisition opportunities and lease the same to reliable tenants on accretive terms; (v) the ability to generate sufficient cash flows to service the Company’s outstanding indebtedness; (vi) access to debt and equity capital markets; (vii) fluctuating interest rates; (viii) the ability to retain and properly incentivize key management personnel; (ix) the ability to qualify or maintain the Company’s status as a real estate investment trust (“REIT”); (x) changes in the U.S. tax laws and other state, federal or local laws, whether or not specific to REITs; (xi) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xii) any additional factors included in this report and any included in the section entitled “Risk Factors” in Item 1A of Part II of the Company’s most recently filed Form 10-Q.

Forward-looking statements speak only as of the date made, whether in this press release or the related conference call and webcast. Except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based.

CARETRUST REIT, INC.

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2014	December 31, 2013

Assets
Real estate investments, net	$415,021	$425,003
Cash and cash equivalents	88,845	895
Accounts receivable	2,906	20
Prepaid expenses and other assets	367	888
Deferred tax assets	—	859
Deferred financing costs, net	10,804	2,801

Total assets	$517,943	$430,466

Liabilities and Equity
Senior unsecured notes payable	$260,000	$—
Senior secured revolving credit facility	—	78,701
Mortgage notes payable	98,867	114,982
Senior secured term loan	—	65,624
Interest rate swap	—	1,828
Accounts payable and accrued liabilities	9,451	5,783
Deferred tax liabilities	—	859

Total liabilities	368,318	267,777

Equity:
Common stock	223	—
Additional paid-in capital	146,979	—
Retained earnings	2,423	—
Invested equity	—	164,517
Accumulated other comprehensive loss	—	(1,828)

Total equity	149,625	162,689

Total liabilities and equity	$517,943	$430,466

CARETRUST REIT, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Rental income	$14,000	$10,713	$37,228	$30,449
Tenant reimbursement	1,228	1,260	3,726	3,698
Other revenue	656	585	1,866	1,799

Total revenues	15,884	12,558	42,820	35,946

Expenses:
Depreciation and amortization	5,362	5,968	17,631	17,360
Interest expense	5,943	3,151	15,722	9,334
Loss on extinguishment of debt	—	—	4,067	—
Property taxes	1,228	1,260	3,726	3,698
Acquisition costs	—	44	—	255
Operating expenses	586	500	1,684	1,446
General and administrative	798	1,845	8,710	2,913

Total expenses	13,917	12,768	51,540	35,006

Income (loss) before provision for income taxes	1,967	(210)	(8,720)	940
Provision for income taxes	—	63	53	147

Net income (loss)	$1,967	$(273)	$(8,773)	$793

Earnings (loss) per common share:
Basic	$0.09	$(0.01)	$(0.39)	$0.04

Diluted	$0.09	$(0.01)	$(0.39)	$0.04

Weighted average shares outstanding:
Basic	22,255	22,228	22,238	22,228

Diluted	22,436	22,228	22,238	22,436

CARETRUST REIT, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2014	2013
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(8,773)	$793
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	17,631	17,360
Amortization of deferred financing fees and debt discount	1,050	617
Loss on extinguishment of debt	1,998	—
Loss on settlement of interest rate swap	1,661	—
Loss on disposition of equipment, furniture and fixtures	—	23
Change in operating assets and liabilities:
Accounts receivable	(2,886)	7
Prepaid expenses and other assets	387	33
Interest rate swap	(1,661)	—
Accounts payable and accrued wages and other accrued liabilities	7,944	3,071

Net cash provided by operating activities	17,351	21,904

Cash flows from investing activities:
Acquisitions of real estate	—	(36,967)
Additions to real estate	(254)	—
Purchases of equipment, furniture, and fixtures	(19,079)	(13,348)
Cash proceeds from the sale of equipment, furniture and fixtures	—	722

Net cash used in investing activities	(19,333)	(49,593)

Cash flows from financing activities:
Proceeds from the issuance of senior unsecured notes payable	260,000	—
Proceeds from the senior secured revolving credit facility	10,000	10,000
Proceeds from the issuance of mortgage notes payable	50,676	—
Repayments on the senior secured revolving credit facility	(88,701)	—
Payments on the mortgage notes payable	(67,493)	(2,570)
Payments on the senior secured term loan	(65,624)	(2,813)
Payments of deferred financing costs	(13,282)	(730)
Net contribution from Ensign	4,356	23,898

Net cash provided by financing activities	89,932	27,785

Net increase in cash and cash equivalents	87,950	96
Cash and cash equivalents beginning of period	895	735

Cash and cash equivalents end of period	$88,845	$831

CARETRUST REIT, INC.

DEBT SUMMARY

(dollars in thousands)

(unaudited)

Debt	Collateral	Interest Rate/ Spread	Maturity Date	September 30, 2014 Balance

Fixed Rate Debt

Senior unsecured notes payable	Unsecured	5.875%	2021	$260,000

GECC mortgage notes payable (1)	10 properties	7.252%	2017	47,900

Mortgage note payable	1 property	6.000%	2019	582

				308,482

Floating Rate Debt

GECC mortgage notes payable (1)	10 properties	L + 3.35%	2017	50,385

Senior secured revolving credit facility (2)	11 properties	L + 2%-2.5%	2018	—

				50,385

Total Debt				$358,867

Debt Statistics
% Fixed Rate Debt				86.0%
% Floating Rate Debt				14.0%

Total				100.0%

Average Interest Rates:
Fixed				6.1%
Floating				3.9%
Blended				5.8%

(1)	The fixed rate portion of the GECC mortgage notes payable converts to the floating rate in May 2017. The floating rate portion is subject to a Libor floor of 0.50%. The note has two, 12 month extension options.
(2)	Borrowings available under the senior secured revolving credit facility totaled $84.2 million at September 30, 2014. Funds can also be borrowed at the Base Rate (as defined) plus 1.0% to 1.5%.

CARETRUST REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	One Month Ended June 30, 2014	Quarter Ended September 30, 2014	Four Months Ended September 30, 2014
Revenues:
Rental income	$4,667	$14,000	$18,667
Tenant reimbursement	396	1,228	1,624
Other revenue	211	656	867

Total revenues	5,274	15,884	21,158

Expenses:
Depreciation and amortization	1,794	5,362	7,156
Interest expense	1,967	5,943	7,910
Property taxes	396	1,228	1,624
Operating expenses	161	586	747
General and administrative	500	798	1,298

Total expenses	4,818	13,917	18,735

Net income	$456	$1,967	$2,423

Diluted earnings per share	$0.02	$0.09	$0.11

Diluted weighted average shares outstanding	22,436	22,436	22,436

CARETRUST REIT, INC.

RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

	One Month Ended June 30, 2014	Quarter Ended September 30, 2014	Four Months Ended September 30, 2014

Net income	$456	$1,967	$2,423
Real estate related depreciation and amortization	1,794	5,362	7,156
Interest expense	1,967	5,943	7,910

EBITDA	4,217	13,272	17,489
Costs associated with the Spin-Off	254	30	284

Adjusted EBITDA	$4,471	$13,302	$17,773

Net income	$456	$1,967	$2,423
Real estate related depreciation and amortization	1,794	5,362	7,156

Funds from Operations (FFO)	2,250	7,329	9,579
Costs associated with the Spin-Off	254	30	284

Normalized FFO	$2,504	$7,359	$9,863

Net income	$456	$1,967	$2,423
Real estate related depreciation and amortization	1,794	5,362	7,156
Amortization of deferred financing costs	175	533	708

Funds Available for Distribution (FAD)	2,425	7,862	10,287
Costs associated with the Spin-Off	254	30	284

Normalized FAD	$2,679	$7,892	$10,571

FFO per share	$0.10	$0.33	$0.43

Normalized FFO per share	$0.11	$0.33	$0.44

FAD per share	$0.11	$0.35	$0.46

Normalized FAD per share	$0.12	$0.35	$0.47

Diluted weighted average shares outstanding	22,436	22,436	22,436

Discussion of Non-GAAP Financial Measures

EBITDA represents net income before interest expense, net of provision for (benefit from) income taxes, amortization of deferred financing costs and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as costs associated with the spin-off, impairments, gains or losses on the sale of real estate and stock-based compensation expense. EBITDA and Adjusted EBITDA do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA and Adjusted EBITDA do not purport to be indicative of cash available to fund future cash requirements, including the Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA and Adjusted EBITDA may not be comparable to EBITDA and Adjusted EBITDA reported by other REITs.

Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and Funds Available for Distribution (“FAD”) are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition.

FAD is defined as FFO excluding non-cash expenses, such as stock-based compensation expense, amortization of deferred financing costs and the effects of straight-line rent. FAD is useful in analyzing the portion of cash flow that is available for distribution to shareholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

In addition, the Company reports normalized FFO and normalized FAD, which adjusts FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as costs associated with the spin-off, impairments, gains or losses on the sale of real estate and other non-recurring expenses and unanticipated charges. By excluding these items, investors, analysts and our management can compare normalized FFO and normalized FAD between periods more consistently.

While FFO, normalized FFO, FAD and normalized FAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, normalized FFO, FAD and normalized FAD do not purport to be indicative of cash available to fund future cash requirements. Further, the Company’s computation of FFO, normalized FFO, FAD and normalized FAD may not be comparable to FFO, normalized FFO, FAD and normalized FAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than the Company does.

The Company believes that the use of EBITDA, Adjusted EBITDA, FFO, normalized FFO, FAD and normalized FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers EBITDA and Adjusted EBITDA useful in understanding of the Company’s operating results independent of its capital structure and indebtedness, thereby allowing for a more meaningful comparison of operating performance between periods and against other REITs. Additionally, as a liquidity measure, the Company believes that EBITDA can help investors analyze the company’s ability to meet its interest payments on outstanding debt. The Company considers FFO, normalized FFO, FAD and normalized FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and normalized FAD, by excluding non-cash expenses such as stock-based compensation expense and amortization of deferred financing costs, FFO, normalized FFO, FAD and normalized FAD can help investors compare the Company’s operating performance between periods and to other REITs.

CONTACT: CareTrust REIT, Inc. (949) 540-2000, ir@caretrustreit.com